Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Bridge Bancorp, Inc. [BDGE]
Date of Event Requiring Statement:	December 10, 2020

Explanation of Responses:
1.
This Form 4 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum and Basswood Capital Management, L.L.C., (collectively, the “Reporting Persons”). Basswood Capital Management, L.L.C. is the investment manager or adviser to Basswood Co-Investment Fund (SPC), Ltd., For and on Behalf of Segregated Portfolio C-1 (“BCF”), Basswood Opportunity Partners, LP (“BOP”), Basswood Enhanced Long Short Fund, L.P. (“BELS”), Basswood Financial Fund, LP (“BFF”), Basswood Financial Long Only Fund, LP (“BFLOF”) and Basswood Opportunity Fund, Inc. (“BOF”) (collectively, the “Funds”) and certain separate managed accounts managed by Basswood Capital Management, L.L.C. (the “Managed Accounts”) and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of Basswood Capital Management, L.L.C. and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts, and also directly hold shares of Common Stock.  In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds or Managed Accounts are reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds or Managed Accounts, except to the extent of any direct or indirect pecuniary interest therein. Basswood Capital Management, L.L.C. also disclaims beneficial ownership of the shares held directly by Matthew Lindenbaum and Bennett Lindenbaum. Matthew Lindenbaum and Bennett Lindenbaum each disclaim beneficial ownership of the shares held directly by the other. The inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of any securities reported herein for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise.

Matthew Lindenbaum, a managing member of Basswood Capital Management, L.L.C, serves on the board of directors of the Issuer as a representative of the Reporting Persons.  As a result, each of the Reporting Persons is a “director-by-deputization” solely for purposes of Section 16 of the Exchange Act.  By reason of the provisions of Rule 16a-1 of the Exchange Act, each of the Reporting Persons may be deemed to be a beneficial owner of the shares of Common Stock issued to Matthew Lindenbaum.
2.	Common Stock held directly by certain separate accounts managed by Basswood Capital Management, L.L.C. Reflects a new managed account.
3.	Common Stock held directly by BOP.
4.	Common Stock held directly by BOF.
5.	Common Stock held directly by BELS.
6.	Common Stock held directly by BFF.
7.	Common Stock held directly by BFLOF.
8.	Common Stock held directly by BCF.
9.	Common Stock held directly by Bennett Lindenbaum.
10.	Common Stock held directly by Matthew Lindenbaum, which includes 3,487.848956 shares of Common Stock underlying restricted stock unit awards.